UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

washington, d.c.

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2017

EFT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-53730 (Commission File Number)	22-121104 (IRS Employer Identification No.)

17800 Castleton Street, Suite 300, City of Industry, California 91748

(Address of principal executive offices, including zip code)

(626) 581-3335

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On April 1, 2017, Norman Ko resigned as a member of the Board of Directors, including his Audit Committee and Compensation Committee chairmanships, of EFT Holdings, Inc. (the “Company”), effective as of such date. A copy of Mr. Ko’s resignation letter is attached as Exhibit 99 to this Current Report on Form 8-K.

Mr. Ko indicates in his resignation letter that the demands of his growing accounting practice now require his full-time attention. Mr. Ko indicates no disagreement with the Board of Directors or with the Company.

Election of New Director

Following the resignation of Norman Ko, on April 24, 2017, the Company’s remaining directors, Jack Jie Qin and Visman Chow, elected Hu Xiaoboa as a Director of the Company, to fill the existing vacancy on the Board of Directors. Certain information concerning the background of Mr. Hu is set forth below.

Hu Xiaoboa. Mr. Hu Hiaoboa, 77, was, from 2004 to 2015, a partner in the U.S. venture capital firm iGlobe Partners, where he established and managed a portfolio of successful investments. For more than the past 10 years, Mr. Hu has served in the leadership of the Shanghai Science and Technology Investment Corporation and at the Shanghai Institute of Laser Technology, where his responsibilities include oversight of activities in five countries and several key scientific and technological projects in Shanghai. Mr. Hu graduated from the Department of Modern Mechanics, China University of Science and Technology. He served as a technical director of the Chinese Academy of Sciences and Shanghai Institute of Science and Technology and has over 40 years of experience in advising companies with respect to technical management, operation and venture capital matters.

Audit Committee and Compensation Committee

Upon his election to the Board of Directors of the Company, Hu Xiaoboa was appointed to the Audit Committee and Compensation Committee of the Board of Directors. In addition, Visman Chow was elected Chairman of the Audit Committee and elected Chairman of the Compensation Committee. Messrs. Chow and Hu comprise both the Audit Committee and the Compensation Committee.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99	Resignation Letter of Norman Ko

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

Date: May 8, 2017.

EFT HOLDINGS, INC.

By:	/s/ JACK JIE QIN
Jack Jie Qin
President and CEO